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Exhibit 5.1

Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103

July 18, 2002

Mothers Work, Inc.
456 North Fifth Street
Philadelphia, PA 19123

Re:	Registration Statement on Form S-3 (Registration No. 333-90108)

Ladies and Gentlemen:

        We have acted as special counsel to Mothers Work, Inc., a Delaware corporation (the "Company"), and for Cave Springs, Inc., a Delaware corporation, Mother's Stores, Inc., a Delaware corporation, Dan Howard Industries, Inc., an Illinois corporation and eSpecialty Brands, LLC, a Delaware limited liability company (collectively, the "Guarantors"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), relating to the offering and sale by the Company of up to $125 million aggregate principal amount of the Company's    % Senior Notes due                        , 2010 (the "Notes").

        This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 originally filed under the Act with the Securities and Exchange Commission (the "Commission") on June 10, 2002 and Amendment No. 1 thereto filed on July 18, 2002 ("Amendment No. 1") (as so amended, the "Registration Statement"); (ii) the form of underwriting agreement (the "Underwriting Agreement") to be entered into by and among the Company and Credit Suisse First Boston Corporation and Fleet Securities, Inc. and to be filed in an amendment to the Registration Statement or a Current Report on Form 8-K; (iii) the form of Note to be issued under an Indenture (the "Indenture") to be entered into by and among the Company, the Guarantors and J.P. Morgan Trust Company, National Association (the "Trustee") and to be filed in an amendment to the Registration Statement or a Current Report on Form 8-K; (iv) the Company's Amended and Restated Certificate of Incorporation and By-Laws, as in effect on the date hereof; (v) certain resolutions of the Board of Directors of the Company relating to, among other things, the issuance of the Notes; and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

Mothers Work, Inc.
July 18, 2002

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

        We express no opinion as to the laws of any other jurisdiction other than the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

        Based upon and subject to the foregoing, assuming that the Indenture (when executed and delivered by or on behalf of the Trustee) has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and when the Registration Statement, including any amendments thereto, shall have become effective under the Act and the Indenture shall have been duly qualified under the Trust Indenture Act of 1939, as amended, we are of the opinion that:

          1. The Indenture, when executed and delivered by or on behalf of the Company and the Guarantors, constitutes the legal, valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms;

          2. The Notes, when duly executed and delivered by or on behalf of the Company and the Guarantors in the form contemplated by the Indenture and authenticated by the Trustee or an authenticating agent appointed by the Trustee in accordance with the terms of the Indenture, will constitute the legal, valid and binding obligations of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with their terms;

        subject to (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights from time to time in effect; (ii) application of general principles of equity (regardless of whether considered in proceedings in equity or at law) and the discretion of the court before which any proceeding therefor may be brought; (iii) standards of commercial reasonableness and the implied covenant of good faith; and (iv) public policy.

Mothers Work, Inc.
July 18, 2002

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus filed as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

        This opinion is furnished by us, as your special counsel, in connection with the filing of the Registration Statement and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission or relied upon by any other person.

Very truly yours,
/s/ PEPPER HAMILTON LLP
PEPPER HAMILTON LLP

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  Exhibit 5.1